EXHIBIT 99

Sygnet Wireless Completes Acquisition

         CANFIELD, Ohio, Oct. 10 /PRNewswire/ -- Sygnet Wireless, Inc. announced that it completed the acquisition of certain cellular properties from Horizon Cellular Group on Wednesday, October 9, 1996. The acquired properties cover a population of approximately 1.4 million and are located in Western Pennsylvania and Western New York state.

         Sygnet Wireless, Inc. now has cellular systems in Ohio, Pennsylvania and New York that cover a population of approximately 2.4 million. The Company's headquarters are located in Canfield, Ohio. Sygnet Wireless, Inc. conducts its operations through a subsidiary, Sygnet Communications, Inc. and markets under the Wilcom Cellular and Cellular One names.

CONTACT: Craig T. Sheetz, Vice President & Chief Financial Officer, of Sygnet Wireless, Inc., 330-565-9504